EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-10932) pertaining to the 1999 Employee Stock Purchase Plan of Global-Tech Appliances, Inc. (the “Company”) of our report dated July 14, 2004, except for the effects of the restatement detailed in notes 3 (o), 4, 20, 22 and 30, as to which the date is August 26, 2005, with respect to the consolidated financial statements of the Company included in the Form 20-F/A for the year ended March 31, 2004.

Ernst & Young

Hong Kong

September 20, 2005